EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
May 6, 2010	Nasdaq-EVOL

Evolving Systems Announces Strong First Quarter Revenue and Earnings Growth

Most profitable first quarter since 2003

•                  Net income up 21% to $1.2 million, or $0.11 EPS

•                  Non-GAAP net income up 19% to $1.5 million — $0.14 EPS

•                  Adjusted EBITDA up 8% to $2.1 million

Revenue Up 10% year over year to $9.7 million

•                  Best first quarter since 2005

•                  License and services revenue up 19% year over year to $5.6 million

•                  148% increase in license and services revenue related to new products

Balance Sheet continues to improve

Bookings up 26% year over year

Backlog grows by 6% year over year to $18.6 million

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq-EVOL), a leading provider of software solutions and services to the wireless, wireline and cable markets, today reported strong revenue and earnings growth for its first quarter ended March 31, 2010.

Fueled by a 10% increase in revenue, the Company reported a 21% increase in net income to $1.2 million, or $0.11 per diluted share, from $1.0 million, or $0.10 per diluted share, in the first quarter a year ago.  In addition, non-GAAP net income increased 19% to $1.5 million, or $0.14 per share, and non-GAAP adjusted EBITDA increased 8% to $2.1 million. It was the Company’s eighth consecutive profitable quarter and the most profitable first quarter since 2003.

Operating income grew by 7% in the first quarter to $1.5 million from $1.4 million in the same quarter last year. It was the Company’s fifteenth straight quarter of positive operating income.

“We have successfully extended our earnings growth into 2010 while re-establishing momentum with our new product bookings,” said Thad Dupper, chairman and CEO.  “On a sequential quarter basis, orders for our Dynamic SIM Allocation™ (DSA) solution and international NumeriTrack® (iNT) grew to $2.0 million in the first quarter from $0.4 million in the fourth quarter.  We look forward to building on our first quarter progress.”

Revenue in the first quarter increased to $9.7 million, up 10% from revenue of $8.8 million in the same quarter last year.  License fees and services revenue increased 19% to $5.6 million from $4.7 million while customer support revenue remained flat at $4.1 million.  Revenue by product family included $5.8 million in Activation, $3.5 million in Numbering Solutions and $0.4 million in Mediation.  In the first quarter, 60% of license and services revenue was derived from emerging markets, up from 59% in the fourth quarter and 41% in the first quarter of 2009.  New products accounted for 50% of license and services revenue in the first quarter, up from 37% in the fourth quarter and 24% in the first quarter a year ago.

Total costs of revenue and operating expenses increased 10% in the first quarter to $8.2 million from $7.5 million in the first quarter last year.  The increase was primarily attributable to investments in new features and functionality for the Company’s DSA solution, which pushed product development expense up approximately $0.5 million year over year to $1.2 million from $0.7 million.

Bookings and Backlog Highlights

The Company grew its total bookings 26% year over year to $7.9 million from $6.3 million.  License and services bookings in the first quarter were $4.0 million versus $4.7 million a year ago, a decline that was more than offset by customer support bookings, which grew by 143% to $3.9 million from $1.6 million.  Bookings by product category in the first quarter included $3.6 million in Activation, down 12%; $3.8 million in Numbering Solutions, up 89%; and $500,000 in Mediation, up 166%. Evolving Systems defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Backlog at March 31, 2010, was $18.6 million, up 6% from $17.7 million at the same time a year ago.  The license fees and services backlog was $6.7 million while the customer support backlog was $11.9 million.

Balance Sheet Highlights

The Company continued to strengthen its balance sheet in the first quarter, closing the period with cash and cash equivalents of $8.7 million, up from $5.4 million at year-end.  Working capital increased to $5.0 million from $4.8 million at year-end, the Company’s highest total in that category as a global company. The Company generated $4.7 million in cash from operations in the first quarter, up from $3.6 million in the same period last year.

Conference Call

The Company will conduct a conference call and webcast today at 3:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 72084230.  A telephone replay will be available through May 13, 2010, and can be accessed by calling 1-800-642-1687 or 1-706-645-9291, conference ID number 72084230.  To access a live webcast of the call, please visit Evolving Systems’ website at

www.evolving.com.  A replay of the Webcast will be accessible at that website through May 13, 2010.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions.)  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems

Evolving Systems, Inc. is a provider of software and services to more than 70 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Service Activation, Service Verification, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly or annual results that are similar to those described in this press release and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 8, 2010, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended
	March 31,
	2010	2009
Revenue:
License fees and services	$5,625	$4,745
Customer support	4,085	4,098
Total revenue	9,710	8,843
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	2,146	1,677
Costs of customer support, excluding depreciation and amortization	1,136	1,433
Sales and marketing	1,910	1,887
General and administrative	1,493	1,433
Product development	1,208	695
Depreciation	149	156
Amortization	174	171
Total costs of revenue and operating expenses	8,216	7,452
Income from operations	1,494	1,391
Other income (expense):
Interest income	3	5
Interest expense	(39)	(257)
Foreign currency exchange loss	(42)	(165)
Other income (expense)	(78)	(417)
Income before income taxes	1,416	974
Income tax expense	244	5
Net income	$1,172	$969
Basic income per common share	$0.12	$0.10
Diluted income per common share	$0.11	$0.10
Weighted average basic shares outstanding	9,995	9,765
Weighted average diluted shares outstanding	10,592	9,847

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$8,715	$5,369
Contract receivables, net	6,810	11,344
Unbilled work-in-progress	2,910	1,720
Prepaid and other current assets	1,477	1,917
Total current assets	19,912	20,350
Property and equipment, net	1,208	1,196
Amortizable intangible assets, net	1,597	1,864
Goodwill	21,423	22,295
Long-term restricted cash	50	50
Other long-term assets	61	82
Total assets	$44,251	$45,837
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$374	$357
Accounts payable and accrued liabilities	4,381	4,531
Unearned revenue	10,170	10,688
Total current liabilities	14,925	15,576
Long-term liabilities:
Long-term debt and other obligations	28	1,535
Deferred income taxes	187	257
Total liabilities	15,140	17,368
Stockholders’ equity:
Common stock	10	10
Additional paid-in capital	83,948	83,499
Accumulated other comprehensive loss	(4,221)	(3,242)
Accumulated deficit	(50,626)	(51,798)
Total stockholders’ equity	29,111	28,469
Total liabilities and stockholders’ equity	$44,251	$45,837

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended
	March 31,
	2010	2009
Non-GAAP net income and income per share data

GAAP net income	$1,172	$969
Amortization of intangible assets	174	171
Stock-based compensation expense	247	201
Income tax adjustment for non-GAAP*	(68)	(63)
Non-GAAP net income	$1,525	$1,278
Diluted net income per share
GAAP	$0.11	$0.10
Non-GAAP	$0.14	$0.13
Shares used to compute diluted EPS	10,592	9,847

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

	Three months ended
	March 31,
	2010	2009
Adjusted EBITDA

Net income	$1,172	$969
Depreciation	149	156
Amortization	174	171
Stock-based compensation expense	247	201
Interest expense and other (benefit), net	78	417
Income tax expense	244	5
Adjusted EBITDA	$2,064	$1,919